Registration No. 333-148907

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LINCARE HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	51-0331330
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

19387 U.S. 19 North
Clearwater, Florida 33764
(727) 530-7700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Paul G. Gabos

Chief Financial Officer

Lincare Holdings Inc.

19387 U.S. 19 North

Clearwater, Florida 33764

(727) 530-7700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Richard Hall, Esq.

Mark I. Greene, Esq.

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, New York 10019

(212) 474-1000

Approximate date of commencement of proposed sale to the public: Not applicable. This Amendment No. 1 relates to the deregistration of unsold securities.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Amendment”), relates to the Registration Statement on Form S-3 (the “Registration Statement”), File No. 333-148907, of Lincare Holdings Inc., a Delaware corporation (the “Company”), which was filed with the Securities and Exchange Commission (the “Commission”) on January 28, 2008 and became effective on January 29, 2008, pertaining to the registration of the Company’s 2.75% Convertible Senior Debentures due 2037–Series A and 2.75% Convertible Senior Debentures due 2037–Series B (together, the “Debentures”) and the shares of the Company’s Common Stock, par value $0.01 per share, issuable upon conversion of the Debentures.

On August 13, 2012, pursuant to the Agreement and Plan of Merger, dated as of July 1, 2012 (the “Merger Agreement”), among Linde AG, a stock corporation organized under the laws of Germany (“Parent”), Linde US Inc., a Delaware corporation and a wholly owned indirect subsidiary of Parent (“Purchaser”), and the Company, Purchaser merged with and into the Company (the “Merger”) with the Company continuing as the surviving corporation as a wholly owned indirect subsidiary of Parent.

In connection with the transactions contemplated by the Merger Agreement, the offerings of the Company’s securities pursuant to the Registration Statement have been terminated as of the date hereof. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Company which remain unsold at the termination of the offerings subject to the Registration Statement, the Company hereby removes from registration all securities registered under the Registration Statement that remain unissued or unobligated as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Post-Effective Amendment No. 1 on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clearwater, Florida, on August 14, 2012.

LINCARE HOLDINGS INC.

By:	/s/ PAUL G. GABOS
Name:	Paul G. Gabos
Title:	Chief Financial Officer, Treasurer,
Secretary, Principal Financial Officer and
Principal Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ John P. Byrnes John P. Byrnes	Chief Executive Officer and Principal Executive Officer	August 14, 2012

/s/ Paul G. Gabos Paul G. Gabos	Chief Financial Officer, Treasurer, Secretary, Principal Financial Officer and Principal Accounting Officer	August 14, 2012

/s/ Patrick F. Murphy Patrick F. Murphy	Director	August 14, 2012

/s/ Jens Luehring Jens Luehring	Director	August 14, 2012

[Post-Effective Amendment No. 1 to Form S-3]